Exhibit 10.23

Loan No. RIB051S01

STATUSED REVOLVING CREDIT SUPPLEMENT

THIS SUPPLEMENT to the Master Loan Agreement dated October 6, 2005, (the “MLA”), is entered into as of October 6, 2005, between CoBANK, ACB (“CoBank”) and SOUTH DAKOTA SOYBEAN PROCESSORS, LLC, Volga, South Dakota (the “Company”), and amends and restates the Supplement dated June 17, 2004, and numbered B051 501G.

SECTION 1. The Revolving Credit Facility. On the terns and conditions set forth in the MILA and this Supplement, CoBank agrees to make loans to the Company during the period set forth below in an aggregate principal amount not to exceed, at any one time outstanding, the lesser of $16,000,000.00 (the “Commitment”), or the “Borrowing Base” (as calculated pursuant to the Borrowing Base Report attached hereto as Exhibit A). Within the limits of the Commitment, the Company may borrow, repay and reborrow.

SECTION 2. Purpose. The purpose of the Commitment is to finance the inventory and receivables referred to in the Borrowing Base Report.

SECTION 3. Term. The term of the Commitment shall be from the date hereof, up to and including September 1, 2006, or such later date as CoBank may, in its sole discretion, authorize in writing.

SECTION 4. Interest. The Company agrees to pay interest on the unpaid balance of the loans in accordance with one or more of the following interest rate options, as selected by the Company:

(A)     Weekly Quoted Variable Rate. At a rate per annum equal at all times to the rate of interest established by CoBank on the first Business Day of each week. The rate established by CoBank shall be effective until the first Business Day of the next week. Each change in the rate shall be applicable to all balances subject to this option and information about the then current rate shall be made available upon telephonic request.

(B)     Quoted Rate. At a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance. Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to CoBank in its sole discretion in each instance, provided that: (1) the minimum fixed period shall be 30 days; (2) amounts maybe fixed in increments of $100,000.00 or multiples thereof; and (3) the minimum number of fixes in place at any one time shall be 5.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options. Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, rates may not be fixed for periods expiring after the maturity date of the loans. All elections provided for herein shall be made telephonically or in tiling and must be received by 12:00 Noon Company’s local time. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in each month as CoBank shall require in a written notice to the Company.

Statused Revolving Credit Supplement RIB051S01

South Dakota Soybean Processors, LLC

Volga, South Dakota

SECTION 5. Promissory Note. The Company promises to repay the unpaid principal balance of the loans on the day that is six (6) months after the last day of the term of the Commitment. In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loans at the times and in accordance with the provisions set forth in Section 4 hereof. This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note set forth in the Supplement being amended and restated hereby.

SECTION 6. Borrowing Base Reports, Etc. The Company agrees to furnish a Borrowing Base Report to CoBank at such times or intervals as CoBank may from time to time request. Until receipt of such a request, the Company agrees to furnish a Borrowing Base Report to CoBank within 30 days after each month end calculating the Borrowing Base as of the last day of the month for which the Report is being furnished. However, if no balance is outstanding hereunder on the last day of such month, then no Report need be furnished. Regardless of the frequency of the reporting, if at any time the amount outstanding under the Commitment exceeds the Borrowing Base, the Company shall immediately notify CoBank and repay so much of the loans as is necessary to reduce the amount outstanding under the Commitment to the limits of the Borrowing Base.

SECTION 7. Letters of Credit. If agreeable to CoBank in its sole discretion in each instance, in addition to loans, the Company may utilize the Commitment to open irrevocable letters of credit for its account. Each letter of credit will be issued within a reasonable period of time after receipt of a duly completed and executed copy of CoBank’s then current form of application or, if applicable, in accordance with the terms of any CoTrade Agreement between the parties, and shall reduce the amount available under the Commitment by the maximum amount capable of being drawn thereunder. Any draw under any letter of credit issued hereunder shall be deemed an advance under the Commitment. Each letter of credit must be in form and content acceptable to CoBank and must expire no later than the maturity date of the Commitment. Notwithstanding the foregoing or any other provision hereof, the maximum amount capable of being drawn under each letter of credit must be statused against the Borrowing Base in the same manner as if it were a loan, and in the event that (after repaying all loans) the maximum amount capable of being drawn under the letters of credit exceeds the Borrowing Base, then the Company shall immediately notify CoBank and pay to CoBank (to be held as cash collateral) an amount equal to such excess.

SECTION 8. Commitment Fee. In consideration of the Commitment, the Company agrees to pay to CoBank a commitment fee on the average daily unused portion of the Commitment at the rate of 1/4 of 1% per annum (calculated on a 360 day basis), payable monthly in arrears by the 20th day following each month. Such fee shall be payable for each month (or portion thereof) occurring during the original or any extended term of the

Commitment. For purposes of calculating the commitment fee only, the “Commitment” shall mean the dollar amount specified in Section 1 hereof, irrespective of the Borrowing Base.

IN WITNESS WREREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		SOUTH DAKOTA
SOYBEAN PROCESSORS, LLC

By:	/s/ Pat Schultz	By:	/s/ Rodney Christianson

Title:	Assistant Corporate Secretary	Title:	CEO